Exhibit 10.3

Zep Inc.

Long-Term Incentive Plan

Performance Stock Award Agreement

THIS AGREEMENT, made and entered into as of [GRANT DATE] by and between Zep Inc., a Delaware Corporation, (the “Company”) and [NAME] (“Grantee”).

W • I • T • N • E • S • S • E • T • H      T • H • A • T:

WHEREAS, the Company maintains the Zep Inc. Long-Term Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Performance Stock Award under the Plan;

WHEREAS, the Company and Grantee have determined that Grantee shall enter into certain non-competition, non-solicitation, non-recruitment and non-disclosure covenants, attached hereto as Exhibits A, B, C and D, respectively, in consideration for receipt of the Performance Stock Award pursuant hereto, receipt of any such awards that Grantee may receive in the future, continued employment, and other good and valuable consideration, and;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.	Award of Performance Stock

1.1 The Company hereby grants to Grantee an award of [# OF SHARES] Shares of performance stock (“Performance Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement. The grant date of this award of Performance Stock is [GRANT DATE] (the “Grant Date”).

1.2 This Agreement (including any appendices or exhibits) shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3 This award of Performance Stock is conditioned upon Grantee’s acceptance of the terms of this Agreement, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of the Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, the award of Performance Stock may be cancelled by the Committee.

2.	Restrictions

2.1 Subject to Sections 2.3, 2.5, and 2.6 below, if the Grantee remains continuously employed by the Company, the Performance Stock shall vest on the date on which both (a) the stock price targets, set forth in the table below (each a “Stock Appreciation Target”), have been achieved, and (b) the target date (“Target Date”) associated with the specified Stock Appreciation Target in the table below, have been reached. If, upon the final Target Date, some or all of the Stock Appreciation Targets have not been achieved, the then unvested Performance Stock will become fully vested at such time if the Company’s stock price over the four year period following the Grant Date is at or above the return for the Russell 2000 Index over the same four year period. If, upon the final Target Date, the Company’s stock price over the four year period following the Grant Date is not at or above the return for the Russell 2000 Index over the same four year period, any unvested shares of Performance Stock shall immediately be forfeited, and the Grantee shall have no further right or interest in or to such forfeited Performance Shares. The vesting requirements of this Section 2.1 shall be subject to confirmation and certification by the Committee in accordance with procedures established by the Committee.

Achievement of a particular Stock Appreciation Target shall be deemed to occur when the average closing price of the Company’s common stock on the New York Stock Exchange for twenty (20) consecutive trading days, on a rolling basis, is equal to or exceeds the particular Stock Appreciation Target. In the event that the Company’s stock ceases to be traded on the New York Stock Exchange, then the Company’s stock price for purposes of the Agreement shall be such stock’s Fair Market Value as defined in the Plan.

If a Stock Appreciation Target is achieved prior to its corresponding Target Date, then that Stock Appreciation Target will be considered to have been met upon the attainment of the Target Date, regardless of changes in the price of Shares that may occur thereafter.

The vesting of the award of Performance Stock, which is based upon the achievement of the Stock Appreciation Targets and continuous service through the corresponding Target Dates, shall be as follows:

Shares Vesting	Stock Appreciation Targets	Target Date
25% of Award	$17.21	September 1, 2010
25% of Award	$18.03	September 1, 2011
25% of Award	$18.85	September 1, 2012
25% of Award	$19.67	September 1, 2013

For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company shall be considered employment with the Company.

2.2 Except as otherwise provided below, on the date (the “Vesting Date”) the Shares of the Performance Stock become vested during the Grantee’s employment (the “Vested Shares”) pursuant to Section 2.1 above, the Grantee shall own the Vested Shares free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below), and the Company shall transfer the Vested Shares to an unrestricted account in the name of the Grantee as soon as reasonably practical after each Vesting Date.

2.3 In the event, prior to the Vesting Date, (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his employment terminated by reason of

Disability, any Performance Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Shares of Performance Stock, free and clear of any restrictions imposed by this Agreement (except for Section 3.4) to Grantee (or, in the event of death, his surviving spouse or, if none, to his estate) as soon as practical after his date of death or termination for Disability.

2.4 In exchange for receipt of consideration in the form of the Performance Stock award pursuant to this Agreement, the prospect of receiving such awards in the future, continued employment, and other good and valuable consideration, Grantee agrees that, upon his termination of employment with the Company, for the period set forth in the Exhibits attached hereto (the “Restricted or Confidentiality Period”), Grantee shall comply with the non-competition, non-solicitation, non-recruitment, and non-disclosure restrictions attached hereto as Exhibits A, B, C and D, respectively (the “Restrictive Covenants”). The parties hereto recognize that Grantee may experience periodic material changes in his job title and/or to the principal duties, responsibilities or services that he is called upon to perform on the behalf of the Company. If Grantee experiences such a material job change, the parties shall, as soon as is practicable, enter into a signed, written addendum to Exhibit A hereto reflecting such material change. Moreover, in the event of any material change in corporate organization on the part of the Direct Competitors set forth in Exhibit A hereto, the parties agree to amend Exhibit A, as necessary, at the Company’s request, in order to reflect such change. Upon execution, any such written modification to Exhibit A shall represent an enforceable amendment to this Agreement and shall augment and supplant the definitions of the terms Executive Services or Direct Competitor set forth in Exhibit A hereto, as applicable.

2.5 Except for death or Disability as provided in Section 2.3, or except as otherwise provided in a severance agreement, employment agreement or similar agreement with Grantee, if Grantee terminates his employment or if the Company terminates Grantee prior to the Vesting Date, for any reason, the Performance Stock shall cease to vest further, and all Shares of Performance Stock which had not vested prior to such termination shall be immediately forfeited, and Grantee shall have no further right or interest in or to such unvested Performance Stock.

2.6 Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to the Vesting Date, all unvested Shares of Performance Stock (whether or not the corresponding Stock Appreciation Targets have been attained or the Target Date has occurred) shall become fully vested and nonforfeitable as of the date of the Change in Control. The Company shall transfer the Shares of Performance Stock that become vested pursuant to this Section 2.6 to an unrestricted account in the name of Grantee as soon as practical after the date of the Change in Control.

2.7 The Performance Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the Vesting Date for such shares of Performance Stock.

3.	Stock; Dividends; Voting

3.1 The Performance Stock shall be registered in the name of Grantee only after the achievement of the Stock Appreciation Target (the “Vesting Start Date”) for such

Shares of Performance Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares are vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2 After the Vesting Start Date has occurred with respect to certain Performance Stock, Grantee shall be entitled to receive dividends or similar distributions declared on such Performance Stock and Grantee shall be entitled to vote such Performance Stock, provided that these rights shall cease in the event such Performance Stock is forfeited.

3.3 In the event of a Change in Capitalization, the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed by the Committee to reflect the Change in Capitalization in accordance with Section 4(d) of the Plan, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

3.4 Grantee represents and warrants that he is acquiring the Performance Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Performance Stock may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Performance Stock, the Company is not undertaking any obligation to register the Performance Stock under any federal or state securities laws.

4.	No Right to Continued Employment or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5.	Taxes and Withholding

Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of Performance Stock and dividends paid on unvested Performance Stock that has reached a Vesting Start Date. Grantee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Performance Stock. The Company and Grantee agree to report the value of the Performance Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Performance Stock or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. In furtherance thereof and, at its discretion, the Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Performance Stock having a market value not less than the amount of such taxes.

6.	Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

7.	Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

8.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.	Governing Law

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

10.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

11.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

12.	Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Attest:	Zep Inc.

By:
C. Francis Whitaker, III	John K. Morgan
Vice President, General Counsel	Chairman, President and
and Secretary	Chief Executive Officer

Grantee:

[NAME]

EXHIBIT A

TO ZEP INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK AWARD AGREEMENT

NON-COMPETITION COVENANT

1.	DEFINITIONS

Capitalized terms contained herein shall have the same meaning as those defined terms set forth in the Performance Stock Award Agreement. In addition, the following terms used in this Exhibit “A” shall have the following meanings:

(A) “Direct Competitor” means the following entities: [INSERT LIST OF COMPETITORS], as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the Territory and are engaged in the Company Business (as that term is defined in subsection D herein), but only to the extent each, and only with respect to business operation(s), which engage(s) in the manufacturing and/or sale of one or more of the classes of products that constitute the Company Business;

(B) “Executive Services” means those principal duties and responsibilities that Grantee performs on behalf of the Company during his employment. As [GRANTEE TITLE], Grantee: [INSERT DESCRIPTION OF EXECUTIVE SERVICES]

(C) “Restricted Period” means a period of twelve (12) months following the Grantee’s Date of Termination; and

(D) “Company Business” means the manufacture and/or sale of one or more of the following classes of products: specialty chemical products, cleaners, degreasers, absorbents, sanitizers, deodorizers, polishes, floor finishes, sealants, lubricants, disinfectants, janitorial supplies, paint strippers, paint removers, rust strippers, soaps and detergents, bleaches, fabric softeners, liquid sweeping compounds, aerosol gasket forming compositions, non-slip adhesive film for brakes, tire and rubber mat dressings, floor waxes, asphalt and tar removers, concrete removers, vehicle drying agents, vehicle rain repellant and glass treatment, steam cleaning compositions, chemical preparations for unclogging pipes and septic tank cleaning, spill treatments, anti-seize compounds, treatment products for hazardous solvents, pesticides, pest control products and/or drain care products, preparations for killing weeds, fungicides, herbicides, rodenticides, vermicides, insect repellants, ground control chemicals, power operated industrial and commercial cleaning equipment (namely, sprayers, fog sprayers, steam cleaning machines, pressure washers, and air agitation cleaners and pumps for use in connection therewith, steam cleaners, vacuum cleaners, carpet cleaning and shampooing machines, floor cleaning and polishing machines and parts associated therewith), or manually operated cleaning equipment and accessories (namely, brooms, dustpans, scrubbing brushes, mops, squeegees, dispensers for floor wax, buckets, mop wringers, sponges, scouring pads, plastic janitorial mats, wiping cloths, steel wool, chamois skins, soap and chemical dispensers, towel and sanitary napkin dispensers, cleaning gloves, pails and parts therefore, and waste receptacles).

2.	ACKNOWLEDGEMENTS

As used in this Agreement, “Territory” refers to the United States of America. Grantee agrees and acknowledges that during the period of his employment with the Company, he has rendered and will render executive, strategic and managerial services, to and for the Company throughout the Territory, which are special, unusual, extraordinary, and of peculiar value to the Company. Grantee further acknowledges that the services he performs on behalf of the Company, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have impact throughout the Territory. Grantee further acknowledges and agrees that: (a) the Company’s business is, at the very least, national in scope; (b) these restrictions are reasonable and necessary to protect the Confidential Information, business relationships, and goodwill of the Company; and (c) should Grantee engage in or threaten to engage in activities in violation of these restrictions, it would cause the Company irreparable harm which would not be adequately and fully redressed by the payment of damages to the Company. In addition to other remedies available to the Company, the Company shall accordingly be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened breach by Grantee of the provisions of this Exhibit A. Grantee further acknowledges that he will not be entitled to any compensation or benefits from the Company or any of its affiliates in the event of a final non-appealable judgment that he materially breached his duties or obligations under this Exhibit A.

3.	NON-COMPETITION

Grantee agrees that while employed by the Company and for a period equal to the Restricted Period thereafter, he will not, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), provide or perform any of the Executive Services on behalf of any Direct Competitor anywhere within the Territory. Nothing in this provision shall divest Grantee from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.

4.	SEPARABILITY

Grantee acknowledges that the foregoing covenant in Section 3 of this Exhibit A is a separate and distinct obligation of Grantee and is deemed to be separable from the remaining covenants and provisions of the Agreement. If any of the provisions of the foregoing covenant should ever be deemed to exceed the time, geographic, product, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product, or other limitations permitted by applicable law. If any particular provision of the foregoing covenant is held to be invalid, the remainder of the covenant and the remaining obligations of the Agreement shall not be affected thereby and shall remain in full force and effect.

EXHIBIT B

TO ZEP INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK AWARD AGREEMENT

NON-SOLICITATION COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit B shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means a period of twelve (12) months following the Grantee’s termination of employment with the Company.

2.	NON-SOLICITATION COVENANT

The Grantee agrees that, during the course of employment with the Company, and for a period equal to the Restricted Period thereafter, the Grantee will not directly or indirectly (i) divert or attempt to divert any person, concern or entity which is furnished products or services by the Company from doing business with the Company or otherwise change its relationship with the Company; or (ii) induce or attempt to induce any customer, supplier or service provider to cease being a customer, supplier or service provider of the Company or to otherwise change its relationship with the Company.

3.	SEPARABILITY

The Grantee acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits A, C and D to the Agreement, is a separate and distinct obligation of the Grantee and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

EXHIBIT C

TO ZEP INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK AWARD AGREEMENT

NON-RECRUITMENT COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit C shall have the following meanings:

(A) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise;

(B) “Restricted Period” means a period of twelve (12) months following the Grantee’s termination of employment with the Company.

2.	NON-RECRUITMENT COVENANT

The Grantee agrees that, during the Restricted Period, the Grantee shall not, directly or indirectly, whether on behalf of the Grantee or others, solicit, lure or attempt to solicit or lure away from employment by the Company any person employed by the Company. The provision of this paragraph shall only apply to those persons employed by the Company at the time of solicitation or attempted solicitation.

3.	SEPARABILITY

The Grantee acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits A, B and D to the Agreement, is a separate and distinct obligation of the Grantee and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.

EXHIBIT D

TO ZEP INC.

LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK AWARD AGREEMENT

NON-DISCLOSURE COVENANT

1.	DEFINITIONS

The following terms used in this Exhibit D shall have the following meanings:

(A) “Trade Secrets” consist of Confidential Information constituting a trade secret under Georgia Law, notwithstanding the governing law provisions set forth in Section 9 of this Agreement;

(B) “Confidential Information” means:

(i) information relating to the Company Business (as defined in Exhibit A) (a) which Grantee develops, helps develop in conjunction with others, creates, or becomes aware as a consequence of or through Grantee’s employment with the Company or any other arrangement or relationship with the Company; (b) which has value to the Company, actual or potential, from not being generally known by others who can obtain economic value from its disclosure or use (whether or not such material or information is marked “confidential”). For purposes of this Agreement, subject to the foregoing, and according to terminology commonly used by the Company, the Company’s Confidential Information shall include, but not be limited to, information pertaining to: (1) Business Opportunities (as defined below); (2) data and compilations of data relating to the Company Business; (3) compilations of information about, and communications and agreements with, customers and potential customers of the Company; (4) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by Grantee in furtherance of Grantee’s duties with the Company; (5) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (6) compilations of information about the Company’s employees and independent contracting consultants; (7) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (8) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (9) the Company’s marketing strategies and compilations of marketing data; (10) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company Business; (11) any information concerning services requested and services performed on behalf of customers of the Company, including planned products or services; and (12) the Company’s research and development records and data. Confidential Information also includes any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential.

(ii) Confidential Information shall not include:

(a) Information generally available to the public other than as a result of improper disclosure by Grantee;

(b) Information that becomes available to Grantee from a source other than the Company (provided Grantee has no knowledge that such information was obtained from a source in breach of a duty to the Company);

(c) Information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process; and/or

(d) Information obtained in filings with the Securities and Exchange Commission;

(C) “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise; and

(D) “Confidentiality Period” means a period of four (4) years following the Grantee’s termination of employment with the Company; and

(E) “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by Grantee concerning any business, transaction or potential transaction within the Company Business that constitutes or may constitute an opportunity for the Company to earn a fee or income, which are opportunities in which the Company has gained a legal or equitable interest or expectancy growing out of a preexisting right or relationship with a current or prospective customer, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. All ideas, concepts and information concerning any Business Opportunity shall constitute Confidential Information (as defined in paragraph (B) above).

2.	NON-DISCLOSURE COVENANT

The Grantee will not, directly or indirectly, for himself or on behalf of any other Person, use for the Grantee’s own benefit or disclose to any other party, any Trade Secrets or Confidential Information of the Company. The foregoing confidentiality obligations shall continue (A) with respect to all Trade Secrets, at all times so long as such Trade Secrets constitute trade secrets under applicable law, and (B) with respect to all Confidential Information, at all times during the Confidentiality Period.

3.	SEPARABILITY

The Grantee acknowledges that the foregoing covenant, as well as each of those covenants set forth in Exhibits A, B and C to the Agreement, is a separate and distinct obligation of the Grantee and is deemed to be separable from the remaining covenants. If any of the provisions of any other such covenant should ever be held invalid, the foregoing covenant shall not be affected thereby and shall remain in full force and effect.